Exhibit 99.1

ChemoCentryx Appoints Rita Jain, M.D. to Board of Directors

MOUNTAIN VIEW, Calif., March 28, 2019 — ChemoCentryx, Inc., (Nasdaq:CCXI), announced today that, effective March 27, 2019, Rita Jain, M.D., Senior Vice President and Chief Medical Officer of Akebia Therapeutics, has been appointed to the Company’s Board of Directors. Dr. Jain brings more than 20 years of drug development experience spanning academia and industry, with expertise across a range of therapeutic areas.

“Dr. Jain brings a wealth of experience in biotechnology and pharmaceutical development. She joins us at a pivotal point in our forward integration as we approach successive late-stage data readouts and plan for commercialization,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Dr. Jain’s experience leading multiple global programs across various stages of development will be an asset. Her leadership in the successful completion of AbbVie’s Phase II uterine fibroid program and the largest endometriosis Phase III program to date, which led to FDA approval for ORILISSA (elagolix), is a testament to the value she brings to ChemoCentryx.”

“Much of my career has been dedicated to developing therapies to address unmet medical needs, so I look forward to supporting ChemoCentryx in its pursuit of differentiated small molecules aimed at not only halting disease, but also doing so without the toxic side-effects associated with current standard of care treatments,” said Dr. Jain. “ChemoCentryx has strong science, a broad pipeline and has made significant progress toward achieving its objectives. I’m excited to join the Board at such a transformational time and to contribute to the company’s continued growth.”

Dr. Jain currently serves as the Senior Vice President and Chief Medical Officer of Akebia Therapeutics, Inc., a biopharmaceutical company focused on the development and commercialization of therapeutics for patients with kidney disease. Prior to joining Akebia in May 2017, Dr. Jain was Vice President of Men’s and Women’s Health and Metabolic Development at AbbVie, Inc. Before that, Dr. Jain held various positions including Divisional Vice President and Vice President in Pharmaceutical Development at Abbott Laboratories, and after AbbVie’s split from Abbott, at AbbVie. In addition to her work in men’s and women’s Health, and metabolic Development, Dr. Jain also led activities in pain, respiratory, and cystic fibrosis development. Before AbbVie, she held management positions in the Arthritis, Inflammation and Pain Group at Searle (acquired by Pharmacia and subsequently Pfizer). Prior to joining Searle, Dr. Jain was a faculty member at North Shore University Hospital in New York, with an academic appointment as Assistant Professor of Medicine, New York University School of Medicine.

Dr. Jain received her B.S. in biology from LIU/C.W. Post and her M.D. from the State University of New York at Stony Brook School of Medicine. Dr. Jain completed her medical training in internal medicine at Staten Island University Hospital followed by a Fellowship in Rheumatology at North Shore University Hospital and a Clinical Research Fellowship at the University of Texas Southwestern Medical Center, Dallas.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-

associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones and when clinical data might become available or be released. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K to be filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com